UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549-1004

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 16, 2009

GENERAL MOTORS COMPANY

(Exact Name of Company as Specified in its Charter)

333-160471	DELAWARE	27-03832222
(Commission File Number)	(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

300 Renaissance Center, Detroit, Michigan	48265-3000
(Address of Principal Executive Offices)	(Zip Code)

(313) 556-5000

(Company’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On September 16, 2009, General Motors Company (GM) entered into an agreement with American Axle & Manufacturing Holdings, Inc. and American Axle and Manufacturing, Inc. (collectively, AAM), whereby GM will provide certain financial and other accommodations to AAM.

GM agreed to pay $110 million to AAM for cure costs associated with contracts assumed and/or terminated by Motors Liquidation Company (formerly General Motors Corporation) in its Chapter 11 bankruptcy cases and for resolution of outstanding commercial obligations between GM and AAM (including, but not limited to, AAM’s agreement to convert its contracts to GM’s standard lifetime contracts and abide by GM’s general terms and conditions of purchase). GM will also provide AAM a second lien term loan facility of up to $100 million with interest payable quarterly at LIBOR (subject to a 2% floor) plus 12%.

AAM issued five year warrants to GM to purchase up to 7.4% (6.9% on a fully diluted basis) of AAM’s outstanding common stock at an exercise price of $2.76 per share. AAM will also issue additional five year warrants to GM to purchase up to an additional 12.5% of AAM’s outstanding common stock (to be determined pro rata based on the amount of the second lien term loan facility drawn) at an exercise price of $2.76 per share. If GM exercises a warrant at any time prior to the 30th calendar day prior to September 16, 2014, the expiration date of the warrants, GM must dispose of the AAM shares acquired following such exercise within 30 calendar days, subject to certain exceptions. In accordance with the agreement with AAM, GM will vote any AAM shares acquired as a result of the exercise of a warrant and prior to disposition proportionally with all other stockholders of AAM.

The agreement provides GM the right, upon an event of default by AAM and subject to certain conditions and limitations, to have access to and to use certain of AAM’s facilities, equipment, real estate and other assets to manufacture component parts necessary in GM’s operations. GM would pay the actual costs and expenses incurred in connection with the use of these assets and would be required to purchase any existing inventory related to the component parts at the time of GM’s use and access.

We are still evaluating the accounting requirements associated with this transaction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOTORS COMPANY
(Company)

Date: September 25, 2009	By:	/s/ NICK S. CYPRUS
(Nick S. Cyprus
Vice President, Controller and Chief Accounting Officer)